PROMISSORY NOTE

$100,000.00                                                   New York, New York
                                                              As of July 8, 1996

                  FOR VALUE RECEIVED, DHB CAPITAL GROUP, INC., a Delaware corporation, with its principal place of business located at 11 Old Westbury Road, Old Westbury, New York 11568 ("Maker"), does hereby promise to pay to the order of Salvatore J. Zizza, an individual with mailing address at c/o The Lehigh Group Inc., 810 Seventh Avenue, Suite 27 F, New York, New York 10019 ("Holder"), or at such other address or at such other place as may be designated from time to time by notice from Holder to Maker, the principal sum of ONE HUNDRED THOUSAND DOLLARS ($100,000.00); together with interest accrued thereon at an interest rate per annum equal to 8% from the date hereof. The principal and accrued interest amount of this Note shall become due and payable upon the earlier occurrence of (1) November 15, 1996, (2) exercise, in whole or in part, of the stock option granted by Holder to Maker pursuant to that certain letter agreement dated July 8, 1996, or (3) termination of such letter agreement in accordance with its terms. Except as otherwise provided below, interest shall accrue on the outstanding principal balance then outstanding from the date hereof until repaid, but shall not be payable with respect to the principal amount of this Note until the principal is due and payable in full in accordance with the terms hereof when such interest shall become due and payable. Interest on this Note shall be computed on a basis of a year of 360 days for the actual number of days elapsed (including the first day but excluding the last day). 1. Events of Default

         The occurrence of any of the following events with respect to Maker shall constitute an event of default which shall cause the entire principal amount of this Note and accrued interest to become immediately due and payable without the necessity for any demand on Maker:

                  (a) If Maker shall default in the payment of principal or any interest when due and such default shall have continued unremedied for a period of thirty (30) days; or

                  (b) If Maker shall make an assignment for the benefit of creditors, or file a voluntary petition under the U.S. Bankruptcy Code, as amended (the "Bankruptcy Code"), or any other federal or state insolvency law, or apply for or consent to the appointment of a receiver, trustee or custodian of all or part of his property; or

                  (c) If Maker shall file an answer admitting the jurisdiction of the court and the material allegations of an involuntary petition filed against him under the Bankruptcy Code or any other federal or state insolvency law; or

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                  (d) If a proceeding  shall be commenced  against Maker seeking the appointment of a trustee, receiver or custodian of all or part of Maker's property and such proceeding shall not be dismissed within two
         (2) days after its commencement.

         2.       Prepayment

         This Note may be prepaid without penalty or premium at any time, in whole or in part, upon not less than two (2) days' prior written notice.

         3.       Miscellaneous Provisions

                  (a) Failure to exercise Holder's rights hereunder shall not constitute a waiver of the right to exercise same in the event of any subsequent default.

                  (b) Maker and Holder hereby irrevocably submit to the personal jurisdiction of any state or Federal court sitting in the State of New York over any suit, action or proceeding arising out of or relating to this Note. Maker and Holder hereby irrevocably waive to the fullest extent permitted by applicable law any objection which they have or hereafter have to laying of the venue of any such suit, action or proceeding brought in such a court and any claim that any such suit, action or proceeding brought in such a court has been brought in an inconvenient forum. Maker and Holder hereby agree to submit to the exclusive jurisdiction of the courts of the state of New York for the purpose of resolving any action or claim arising out of the performance of the provisions of this Note.

                  (c) Maker expressly waives any right to a trial by jury in any action to enforce this Note. Maker also waives the right to interpose in any proceeding to collect this Note, any set-off, affirmative defense or counterclaim of any nature except those asserted in good faith that specifically arise under this Note.

                  (d) This Note shall be construed in accordance with and governed by the laws of the state of Delaware.

                  (e) Maker expressly waives presentment for payment, demand and protest, notice of protest and dishonor, and all other notices in connection with the delivery, acceptance, performance default or enforcement of the payment of this Note

                  (f) This Note may not be modified nor shall any waiver hereunder be effective unless in writing signed by the party against whom the same is asserted.

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         IN WITNESS  WHEREOF,  this Note has been executed on behalf of Maker as of the day and year first above written.

                                                    DHB CAPITAL GROUP, INC.


                                                    By:/s/ David H. Brooks
                                                       -------------------
                                                       David H. Brooks,
                                                       Chairman and Chief
                                                       Executive Officer